EXHIBIT 10.3
R.H. DONNELLEY CORPORATION
2005 STOCK AWARD AND INCENTIVE PLAN
As Amended and Restated as of December 31, 2008

R.H. DONNELLEY CORPORATION
2005 STOCK AWARD AND INCENTIVE PLAN
As Amended and Restated as of December 31, 2008

2

R.H. DONNELLEY CORPORATION
2005 STOCK AWARD AND INCENTIVE PLAN
As Amended and Restated as of December 31, 2008
     1. Purpose. The purpose of this 2005 Stock Award and Incentive Plan, as amended and restated (the “Plan”), is to aid R.H. Donnelley Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees and non-employee directors of the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.
     2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:
     (a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.
     (b) “Annual Limit” shall have the meaning specified in Section 5(b).
     (c) “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.
     (d) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.
     (e) “Board” means the Company’s Board of Directors.
     (f) “Cause” shall have the meaning defined in any employment agreement or severance agreement between the Participant and the Company or a subsidiary or affiliate then in effect or, if no such agreement is then in effect, “Cause” shall mean (i) the Participant’s willful and continued failure substantially to perform the duties of his or her position after notice and opportunity to cure; (ii) any willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; (iii) an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002; or (iv) a felony conviction in a court of law under the laws of the United States or any state thereof or any other jurisdiction in which the Company or a subsidiary or affiliate conducts business which materially impairs the value of the Participant’s service to the Company or any of its subsidiaries or affiliates; provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness.
     (g) “Change in Control” and related terms have the meanings specified in Section 10.
     (h) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.
     (i) “Committee” means the Compensation and Benefits Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under Section 303A.05 of the Listed Company Manual, in which case the term “Committee” shall refer to the Board.
     (j) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 12(j).
     (k) “Deferral Account” means the account established and maintained by the Company for Deferred Stock and/or deferred cash credited under Section 8. A Deferral Account shall include one or more subaccounts, including a Deferred Stock Account for forfeitable Deferred Stock under Section 8(c), a Deferred Stock Account for shares of Deferred Stock that have become nonforfeitable under Section 8(c) or that are at all times nonforfeitable under Section 8(e)(iii), and a Deferred Cash Account described in Section 8(e)(iv). The Deferral Account and subaccounts, and Deferred Stock and deferred cash credited thereto, will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.
     (l) “Deferred Stock” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.
     (m) “Disability” means, with respect to a non-employee director, termination of service as a director of the Company due to a physical or mental incapacity of long duration which renders the Participant unable to perform the duties of a director of the Company.
     (n) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.
     (o) “Effective Date” means the effective date specified in Section 12(p).
     (p) “Eligible Person” has the meaning specified in Section 5(a).

     (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.
     (r) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the average of the high and low sales prices per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day immediately preceding the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported. Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR and relating to the market value of Stock measured at the time of exercise shall conform to requirements under Code Section 409A.
     (s) “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder. “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.
     (t) “Full-Value Award” means Awards relating to Stock other than (i) Options and SARs that are treated as exercisable solely for Stock under applicable accounting rules and (ii) Awards for which the Participant pays the full grant-date intrinsic value of underlying Stock directly or by forgoing a right to receive a cash payment from the Company; provided, however, that the Committee may designate any Option or SAR (including those previously granted but excluding any ISO) as “Full-Value Awards” for purposes of the Plan. References to a “Full-Value Award” under a Preexisting Plan mean an award of a type that would be a Full-Value Award if granted under the Plan.
     (u) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.
     (v) “Option” means a right, granted under this Plan, to purchase Stock.
     (w) “Option Valuation Methodology” means the method for determining the number of shares to be subject to Options, and the exercise price thereof, granted in payment of Retainer Fees under Section 8(e)(ii).
     (x) “Other Director Compensation” means fees payable to a director in his or her capacity as such, other than Retainer Fees, for attending meetings and other service on the Board and Board committees or otherwise.
     (y) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).
     (z) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.
     (aa) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.

     (bb) “Plan Year” means, with respect to a non-employee director, the period commencing at the time of election of the director at an annual meeting of shareholders (or the election of a class of directors if the Company then has a classified Board of Directors), or the director’s initial appointment to the Board if not at an annual meeting of shareholders, and continuing until the close of business of the day preceding the next annual meeting of shareholders.
     (cc) “Preexisting Plans” means each of the following Company plans: The 2001 Stock Award and Incentive Plan, the 1991 Key Employees’ Stock Option Plan, as amended and restated; the Key Employees’ Performance Unit Plan, as amended and restated; and the 1998 Directors’ Stock Plan, as amended and restated.
     (dd) “Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.
     (ee) “Retainer Fees” means annual Board and chair retainer fees payable to a director in his or her capacity as such for service on the Board and Board committees.
     (ff) “Retirement” means, with respect to a non-employee director, termination of service as a director of the Company at or after age 65.
     (gg) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
     (hh) “Stock” means the Company’s Common Stock, par value $1.00 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 12(c).
     (ii) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).
     (jj) “Valuation Date” shall mean the close of business on the last business day of each calendar quarter and, in the case of any final distribution from a Participant’s Deferred Cash Account (described in Section 8(e)(iv)), the day preceding such distribution.
     3. Administration.
     (a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 12(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors (the functions of the Committee with respect to other aspects of non-employee director awards is not exclusive to the Board, however).
     (b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent (i) that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, and (ii) permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law.
     (c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
     4. Stock Subject To Plan.
     (a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) five million shares, plus (ii) the number of shares that, immediately prior to the Effective Date, remain available for new awards under the 2001 Stock Award and Incentive Plan plus (iii) the number of shares subject to awards under the Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above. The shares available under this Section 4(a) shall consist of two designated “share pools,” of which one (“Pool 1”) shall be available for Full-Value Awards and the other (“Pool 2”) shall be available for Awards relating to Stock that are not Full-Value Awards. Pool 1 shall consist of 3.75 million shares plus shares added to Pool 1 under clause (iii) above, and Pool 2 shall consist of all other shares available under the Plan; provided, however, that the Committee may increase Pool 1 above its existing limit by reducing the shares available in Pool 2 by four shares for each share added to Pool 1 (which shall have the net effect of reducing the total number of shares available under the Plan). The total number of shares available and the shares designated for Pool 1 and Pool 2 are subject to adjustment as provided in Section 12(c). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

     (b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). For purposes of Pool 1, shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that a Full-Value Award under the Plan or a Preexisting Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will be available under the Plan and Pool 1; and (ii) shares that are withheld from such an award or separately surrendered by the Participant in payment of the exercise price or taxes relating to such an award shall be deemed to constitute shares not delivered to the Participant and will be available under the Plan and Pool 1. The Committee may determine that Full-Value Awards may be outstanding that relate to more shares than the aggregate remaining available under Pool 1 so long as such Awards will not in fact result in delivery and vesting of shares in excess of the number then available under Pool 1. For purposes of Pool 2, shares shall be counted against those reserved to the full extent of the shares underlying the non-Full-Value Award under the Plan or a Preexisting Plan, except that, to the extent such a non-Full-Value Award expires or is forfeited, the shares retained by the Company will be available again under the Plan and Pool 2. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a subsidiary or affiliate combines, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan.
     5. Eligibility; Per-Person Award Limitations.
     (a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an employee of the Company or any subsidiary or affiliate, including any executive officer or non-employee director of the Company or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines, are eligible for grants of substitute awards granted in assumption of or in substitution for such outstanding awards previously granted under the Plan in connection with such acquisition or combination transaction.
     (b) Per-Person Award Limitations. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) or 6(h) relating to up to his or her Annual Limit (such Annual Limit to apply separately to the type of Award authorized under each specified subsection, except that the limitation applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award). A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal one million shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 12(c). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation 1.162-27(e)(4)), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Eligible Person’s Annual Limit, which for this purpose shall equal $5 million plus the amount of the Eligible Person’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.
     6. Specific Terms Of Awards.
     (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 12(e) and 12(k)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant, terms requiring forfeiture of Awards and gains realized upon exercise, vesting or settlement of Awards in cases in which the Participant engages in conduct harmful to the Company, and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 12(k). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.
     (b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(i)	Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of such Option (which effective date in no event may be earlier than the date definitive action is taken approving such grant), subject to Section 9(a). Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate, or with which the Company or a subsidiary or affiliate combines may be granted with an exercise price per share of Stock other than as required above.

(ii)	Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 12(k)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise, if such withholding or withholding feature will not result in additional accounting expense to the Company), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)	ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.
     (c) Stock Appreciation Rights. The Committee is authorized to grant SAR’s to Participants on the following terms and conditions:
(i)	Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR, which shall be determined by the Committee but which in any event shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR (which effective date in no event may be earlier than the date definitive action is taken approving such grant), subject to Section 9(a).

(ii)	Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award (cash SARs will in all cases be 409A Awards). Limited SARs that may only be exercised in connection with a Change in Control or termination of service following a Change in Control as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.
     (d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:
(i)	Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)	Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)	Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.
     (e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:
(i)	Award and Restrictions. Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes. Deferred Stock subject to a risk of forfeiture may be called “restricted stock units” or otherwise designated by the Committee.

(iii)	Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.
     (f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.
     (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.
     (h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).
     (i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7. A Performance Award denominated in shares constitutes an Award authorized under Section 6(b) — (h) to which performance conditions have been attached.
     7. Performance Awards, Including Annual Incentive Awards.

     (a) Performance Awards Generally. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).
     (b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).
(i)	Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)	Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) advertising sales (either calendar cycle or publication cycle basis) or other sales or revenue measures; (2) operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, (3) net income or net income per common share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic profit or value created; (8) operating margin; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, operating goals, cost targets, customer satisfaction, employee satisfaction, human resources management , supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Performance goals based upon these business criteria may be based upon generally accepted accounting principles (“GAAP”) or may be non-GAAP measures, and in either case may be adjusted for purchase accounting impacts related to acquisitions and other extraordinary, non-recurring or unusual events or accounting treatments.

(iii)	Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)	Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v)	Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.
     (c) Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).
(i)	Grant of Annual Incentive Awards. Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii)	Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event prior to the end of a performance period or settlement of such Annual Incentive Award.
     (d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.
     8. Non-Employee Director Awards. Options, Deferred Stock, Restricted Stock and other Awards (which other Awards, if granted, will be governed by Sections 6 and 7 of this Plan) shall be granted to non-employee directors of the Company or a subsidiary or an affiliate in accordance with policies established from time to time by the Board specifying the classes of non-employee directors to be granted such Awards, the number of shares to be subject to each Award, and the time or times at which such Awards shall be granted. All Options granted to non-employee directors shall be non-qualified stock options and shall be Non-409A Awards. The foregoing notwithstanding, the aggregate number of shares that may be delivered in connection with Awards granted to non-employee directors shall be five percent of the total reserved under the Plan, and in each calendar year a non-employee director may be granted Awards relating to no more than 6,000 shares, subject to adjustment as provided in Section 11(c).
     (a) Initial Policy — Option Grants. The initial policy with respect to Options granted under this Section 8(a), effective as of the Effective Date and continuing until modified or revoked by the Board from time to time, shall be as follows:
(i)	Initial Grants. At the date of a person’s initial election or appointment as a member of the Board after the Effective Date, such person, if he or she is a non-employee director of the Company eligible to participate upon such election or appointment, shall be granted an Option to purchase 1,500 shares of Stock, subject to adjustment as provided in Section 12(c). At the Effective Date, each person who is a non-employee director of the Company eligible to participate at that date shall be granted an Option to purchase 1,500 shares of Stock, subject to adjustment as provided in Section 12(c).

(ii)	Annual Grants. At the date of each annual meeting of shareholders following the Effective Date at which a director is elected or reelected as a member of the Board (or at which members of another class of directors are elected or reelected, if the Company then has a classified Board), such director, if he or she is a non-employee director of the Company eligible to participate at that date and if he or she has not been granted an Option under this Section 8(a) previously during the same calendar year, shall be granted an Option to purchase 1,500 shares of Stock, subject to adjustment as provided in Section 12(c).
     (b) Terms of Options Granted Under Section 8(a). Each Option granted under Section 8(a) shall be subject to the following terms and conditions:
(i)	Exercise Price. The exercise price per share of Stock purchasable under an Option shall be equal to 100% of the Fair Market Value of Stock on the date of grant of the Option, subject to Section 9(a).

(ii)	Option Term. Each Option shall expire not later than ten years after the date of grant, or such earlier date as the Option may no longer be exercised and cannot, by its terms, thereafter become exercisable. For options granted under the initial policy, the stated expiration date shall be seven years after the date of grant.

(iii)	Vesting and Exercisability. The Board may establish terms regarding the times at which Options shall become vested and exercisable. Unless otherwise determined by the Board, an Option granted under this Section 8(a) and not previously forfeited shall vest and become exercisable by a Participant as to one-third of the number of shares subject to the Option at the close of business on the day preceding each of the three annual meetings of shareholders following the year of grant of the Option, rounded to the nearest number of whole shares. The foregoing notwithstanding, an Option not previously forfeited shall vest and become exercisable on an accelerated basis upon a Change in Control or upon the termination of the Participant’s service as a director due to death, Disability or Retirement. Unless otherwise determined by the Board, an Option will cease to vest and become exercisable upon the termination of the Participant’s service prior to a Change in Control for any reason other than death, Disability or Retirement, and such portion that has not vested and become exercisable at the time of such termination shall be forfeited.

(iv)	Payment. The exercise price of an Option shall be paid to the Company either in cash or by the surrender of Stock, or any combination thereof, or in such other form or manner as may be consistent with Section 6(b)(ii).
     (c) Initial Policy — Grant of Deferred Stock and Restricted Stock. The initial policy with respect to Awards granted under this Section 8(c), effective as of the Effective Date and continuing until modified or revoked by the Board from time to time, shall be as follows:
(i)	Initial Grant. At the date of a person’s initial election or appointment as a member of the Board after the Effective Date, such person, if he or she is a non-employee director of the Company eligible to participate upon such election or appointment, shall be granted 1,500 shares of Deferred Stock, subject to adjustment as provided in Section 12(c). At the Effective Date, each person who is a non-employee director of the Company eligible to participate at that date shall be granted 1,500 shares of Deferred Stock, subject to adjustment as provided in Section 12(c).

(ii)	Annual Grants. At the date of each annual meeting of shareholders following the Effective Date at which a director is elected or reelected as a member of the Board (or at which members of another class of directors are elected or reelected, if the Company then has a classified Board), such director, if he or she is a non-employee director of the Company eligible to participate at that date and if he or she has not been granted Deferred Stock or Restricted Stock under Section 8(c) previously during the same calendar year, shall be granted 1,500 shares of Deferred Stock, unless the director has elected (at the time elections are required to be filed under Section 8(e)(i)) to receive such grant in the form of an equal number of shares of Restricted Stock. The number of shares subject to such annual grants shall be subject to adjustment as provided in Section 12(c).
     (d) Terms of Deferred Stock and Restricted Stock Granted Under Section 8(c). Deferred Stock granted under Section 8(c) shall be subject to the terms and conditions of Deferred Stock specified in Sections 8(f), unless otherwise determined by the Board. Deferred Stock and Restricted Stock granted under this Section 8(c) shall also be subject to the following additional terms and conditions:
(i)	Vesting and Forfeiture. The Board may establish terms regarding the times at which Deferred Stock and Restricted Stock shall become vested and non-forfeitable. Unless otherwise determined by the Board, an Award granted under Section 8(c) and not previously forfeited shall become vested and non-forfeitable as to one-third of the number of shares of Deferred Stock or Restricted Stock at the close of business on the day preceding each of the three annual meetings of shareholders following the date of grant of such Award, rounded to the nearest number of whole shares. The foregoing notwithstanding, an Award of Deferred Stock or Restricted Stock not previously vested or forfeited shall vest and become non-forfeitable on an accelerated basis upon a Change in Control or upon the termination of the Participant’s service as a director due to death, Disability or, in the case of Deferred Stock, Retirement. Unless otherwise determined by the Board, an Award of Deferred Stock or Restricted Stock not previously vested or forfeited will cease to vest and will be forfeited upon the termination of the Participant’s service prior to a Change in Control for any reason other than death, Disability or, in the case of Deferred Stock, Retirement. Deferred Stock shall be settled within 30 days after the vesting date, unless a later settlement date applies under a mandatory or elective deferral. Any elective deferral of such settlement, if permitted, shall meet the requirements of Section 8(f), and during any period of deferral following vesting such Deferred Stock shall be subject to applicable provisions of Sections 8(e), (f) and (g).

(ii)	Deferred Stock Credited as a Result of Dividend Equivalents. Unless otherwise determined by the Board, Deferred Stock credited as a result of Dividend Equivalents under Section 8(f)(i) shall be subject to the same terms, including risk of forfeiture, as the Deferred Stock with respect to which the dividend equivalents were credited.

(iii)	Dividends on Restricted Stock. Unless otherwise determined by the Board, dividends on Restricted Stock declared and paid prior to the lapse of the risk of forfeiture on such Restricted Stock shall be automatically deemed to be reinvested in additional shares of Restricted Stock, which shall be subject to the same terms, including risk of forfeiture, as the Restricted Stock on which the dividend was paid.

(iv)	Awards Nontransferable. Deferred Stock and Restricted Stock shall be nontransferable by the Participant at any time that the Award remains subject to a risk of forfeiture.
     (e) Options Granted in Payment of Fees and Deferral of Fees in Deferred Stock and Deferred Cash. Except to the extent limited by the Committee, each non-employee director of the Company may elect, in accordance with Section 8(e)(i), to be paid Retainer Fees in the form of Options (or, if so determined by the Committee, stock SARs with terms qualifying such Awards as 409A Awards) under Section 8(e)(ii) or to defer receipt of Retainer Fees and Other Director Compensation in the form of Deferred Stock under Section 8(e)(iii) or deferred cash under Section 8(e)(iv).
(i)	Elections. A director shall elect to participate and the terms of such participation by filing an election with the Company prior to the beginning of the calendar year in which a Plan Year commences (Plan Years generally begin at each annual meeting of shareholders or, in the case of a new director, upon initial appointment) .
(A)	Effect and Irrevocability of Elections. Elections shall be deemed continuing, and therefore applicable to Plan Years after the initial Plan Year covered by the election, until the election is modified or superseded by the Participant. Elections relating to a specified Plan Year shall become irrevocable at the commencement of the calendar year in which the Plan Year commences. Elections may be modified or revoked by filing a new election prior to the time the election to be modified or revoked has become irrevocable. The latest election filed with the Board shall be deemed to revoke all prior inconsistent elections that remain revocable at the time of filing of the latest election.

(B)	Matters To Be Elected. The Company will provide a form of election which will permit a director to make appropriate elections with respect to all relevant matters under this Section 8.

(C)	Prior Elections under the 2001 Stock Award and Incentive Plan. The deferral features of the Plan for non-employee directors represent a continuation of the similar deferral features under the 2001 Stock Award and Incentive Plan. Any amounts both deferred and vested before 2005 shall be treated as “grandfathered” under Code Section 409A, and no change representing a material modification of the terms of such grandfathered deferrals, after October 3, 2004, shall apply thereto, including changes resulting under the terms of this Plan.
(ii)	Options Granted in Payment of Retainer Fees. A Participant who has elected to be paid a specified amount of Retainer Fees in the form of Options shall be granted, at the close of business on the day the Participant’s Plan Year commences, an Option to purchase the number of whole shares of Stock determined in accordance with the Option Valuation Methodology specified by the Board. Each Option granted under this Section 8(e)(ii) shall be subject to the following terms and conditions:
(A)	Option Valuation Methodology. The Board shall determine, prior to the calendar year in which the Plan Year commences, the Option Valuation Methodology which will be used to determine the number of Options granted and the Option exercise price. The Option Valuation Methodology shall be based upon a reasonable valuation.

(B)	Option Term. Each Option will expire at a date specified by the Board at the time the Option Valuation Methodology is established, which expiration shall not be later than ten years after the date of grant; provided, however, that, unless otherwise determined by the Board or otherwise expressly provided in this Plan, any portion of an Option that is not yet exercisable as of the date a Participant ceases to serve as a director for any reason will expire at the date such service ceases.

(C)	Vesting and Exercisability. Unless otherwise determined by the Board, each Option will vest and become exercisable as to 25% of the underlying shares on the June 30, September 30, December 31, and March 31 following the date of grant; provided, however, that, in the case of a Plan Year which begins on or after June 30 and before September 30, the vesting percentage shall be 33%, and in the case of a Plan Year which begins on or after September 30 and before December 31, the vesting percentage shall be 50%; and provided further, that an Option will become fully vested and exercisable at the close of business on the last day of the Plan Year in which it was granted. The number of shares as to which the Option becomes vested and exercisable will be rounded to the nearest whole number. The foregoing notwithstanding, (i) upon a Change in Control a Participant’s Option not previously forfeited shall vest and become exercisable in full, and (ii) upon termination of the Participant’s service as a director due to death, Disability, or Retirement, that portion of the Option which would become vested and exercisable on the last day of the calendar quarter in which such death, Disability, or Retirement occurred will become immediately vested and exercisable.

(D)	Exercise Price. The exercise price per share of Stock purchasable under an Option will be 100% of the Fair Market Value of the underlying shares. The exercise price of an Option shall be paid to the Company either in cash or by the surrender of Stock, or any combination thereof, or in such other form or manner as then may be permitted under Section 6(b)(ii).

(E)	Changes in Fees; Changes in Service as a Director. If the amount of Retainer Fees is increased during a Plan Year, or if a Director is appointed chair of a Board committee or Lead Director, such that an additional Retainer Fee is payable during a Plan Year, such increased or additional fees will not be paid in the form of Options. If a Director has been granted an Option in respect of a Plan Year (or a portion thereof) in payment of Retainer Fees which included committee-related fees for service as Lead Director, chair or a member of any Board committee, and during such Plan Year (or portion thereof) he or she ceases such service but remains on the Board, the Option will expire in part at the time such service ceases, to the extent of that portion of the Option which is not yet exercisable multiplied by a fraction the numerator of which is the amount of fees related to such additional service included in such Retainer Fees and the denominator of which is the total amount of such Retainer Fees.
(iii)	Deferral of Retainer Fees and Other Director Compensation in the Form of Deferred Stock. If a Participant has elected to defer receipt of a specified amount of Retainer Fees or Other Director Compensation in the form of Deferred Stock, a number of shares of Deferred Stock shall be credited to the Participant’s Deferred Stock Account, as of the date such Retainer Fees or Other Director Compensation otherwise would have been payable to the Participant but for such election to defer, equal to (i) such amount otherwise payable divided by (ii) the Fair Market Value of a share of Stock at that date. Deferred Shares credited under this Section 8(e)(iii) shall be subject to the terms and conditions applicable to Deferred Stock specified in Sections 8(f). The right and interest of each Participant in Deferred Stock credited to the Participant’s Deferred Stock Account under this Section 8(e)(iii) at all times will be nonforfeitable.

(iv)	Deferral of Retainer Fees and Other Director Compensation in the Form of Deferred Cash. If a Participant has elected to defer receipt of a specified amount of Retainer Fees or Other Director Compensation in the form of deferred cash, an amount equal to such specified amount shall be credited to the Participant’s Deferred Cash Account as of the date such Retainer Fees or Other Director Compensation otherwise would have been payable to the Participant but for such election to defer. Each Participant shall be entitled to direct the manner in which his or her Deferred Cash Account will be deemed to be invested, selecting among the same investment alternatives (other than Company common stock) as are offered from time to time to participants in the Company’s Deferred Compensation Plan. The right and interest of each Participant relating to his or her Deferred Cash Account at all times will be nonforfeitable.

(v)	Cessation of Service as a Director. If any Retainer Fee or Other Director Compensation otherwise subject to an election would be paid to a Participant after he or she has ceased to serve as a director, such payment shall not be subject to deferral under this Section 8(e), but shall instead be paid in accordance with the Company’s regular non-employee director compensation policies.
     (f) Other Terms of Deferral Accounts.
(i)	Dividend Equivalents on Deferred Stock. Dividend Equivalents will be credited on Deferred Stock credited to a Participant’s Deferred Stock Account(s) as follows:
(A)	Cash and Non-Share Dividends. If the Company declares and pays a dividend on Stock in the form of cash or property other than shares of Stock, then a number of additional shares of Deferred Stock shall be credited to a Participant’s Deferred Stock Account(s) as of the payment date for such dividend equal to (i) the number of shares of Deferred Stock credited to the respective Account as of the record date for such dividend, multiplied by (ii) the amount of cash plus the Fair Market Value of any property other than shares actually paid as a dividend on each share at such payment date, divided by (iii) the Fair Market Value of a share of Stock at such payment date.

(B)	Share Dividends and Splits. If the Company declares and pays a dividend on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional shares of Deferred Stock shall be credited to the Participant’s Deferred Stock Account(s) as of the payment date for such dividend or forward Stock split equal to (i) the number of shares of Deferred Stock credited to the respective Account as of the record date for such dividend or split multiplied by (ii) the number of additional shares actually paid as a dividend or issued in such split in respect of each share of Stock.

(ii)	Reallocation of Accounts. A Participant may allocate amounts credited to his or her Deferred Cash Account to one or more of the investment vehicles authorized under the Company’s Deferred Compensation Plan. Subject to the rules established by the Board and subject to the provisions of this Section 8(f), a Participant may reallocate amounts credited to his or her Deferred Cash Account as of the Valuation Date following the Participant’s election, to one or more of such investment vehicles, by filing with the Company a notice, in such form, and in accordance with such procedures, as the Board shall determine from time to time. The Board may, in its discretion, restrict allocation into or reallocation by specified Participants into or out of special investment vehicles or specify minimum or maximum amounts that may be allocated or reallocated by Participants. Notwithstanding the foregoing, a Participant shall have no right to have amounts credited as cash to the Participant’s Deferred Cash Account reallocated or switched to his or her Deferred Stock Account or amounts credited to the Participant’s Deferred Stock Account reallocated or switched to his or her Deferred Cash Account, except as may be permitted by the Board.

(iii)	Elections as to Settlement. Each Participant’s election under Section 8(e)(i) shall specify the time or times at which the Participant’s Deferral Account will be settled, which may be a fixed date or a date at or following the Participant’s termination of service as a director of the Company, and whether distribution will be in a single lump sum or in a number of annual installments not exceeding ten (or such other number as may be determined by the Board); provided, however, that, if no valid election has been filed as to the time of settlement of a Participant’s Deferral Account or any portion thereof, such Deferral Account or portion thereof shall be distributed in a single lump sum on the first business day of the year following the year in which the Participant ceases to serve as a director. If installments are elected, such installments must be annual installments (unless otherwise permitted by the Company and validly elected in the Participant’s deferral election form, commencing not later than the first year following the year in which the Participant ceases to serve as a director (on such annual installment date as may be specified in such election form) and extending over the period elected by the Participant (not to exceed ten years).
(A)	Matters Covered by Election. Subject to the terms of the Plan, the Company shall determine whether all deferrals under the Plan must be subject to a single election as to the time or times of settlement, or whether settlement elections may relate to a specified sub-account (i.e., the Deferred Stock Account or the Deferred Cash Account) and/or deferrals in a specified Plan Year. If the Company permits elections to relate to a specified Plan Year, such election shall apply to the amounts originally credited to the specified sub account in respect of such Plan Year and to any additional amounts credited as Dividend Equivalents or interest or earnings in respect of such originally credited amounts and previously credited additional amounts.

(B)	Modifying Elections. A Participant may modify a prior election as to the time at which a Participant’s Deferral Account (including a specified sub account, but only to the extent permitted under the 2001 Stock Award and Incentive Plan in the case of grandfathered deferrals) will be settled in accordance with Code Section 409A(a)(4)(C) and applicable transition rules under Section 409A, subject to such additional requirements as may be specified by the Company. Such modification shall be made by filing a new election with the Company.

(iv)	Election Forms. Elections under the Plan shall be made in writing on such form or forms as may be specified from time to time by the Board.

(v)	Statements. The Company will furnish statements to each Participant reflecting the amount credited to a Participant’s Deferral Account, transactions therein, and other related information no less frequently than once each calendar year.

(vi)	Fractional Shares. The Company may specify a reasonable method to account for fractional shares of Deferred Stock, which may include rounding downward or upward to eliminate such fractional shares at each crediting date.
     (g) Settlement of Deferral Accounts. The Company will settle a Participant’s Deferral Account by making one or more distributions to the Participant (or his or her Beneficiary, following Participant’s death) at the time or times, in a lump sum or installments, as specified in the Participant’s election filed in accordance with Sections 8(e)(i) and 8(f)(iii); provided, however, that a Deferral Account will be settled at times earlier than those specified in such election in accordance with Section 8(g).
(i)	Form of Distribution. Distributions in respect of a Participant’s Deferred Stock Account shall be made only in shares of Stock, together with cash in lieu of any fractional share remaining at a time that less than one whole share of Deferred Stock is credited to such Deferred Stock Account. Shares may be delivered in certificate form to a Participant (or his or her Beneficiary) or to a nominee for the account of the Participant (or his or her Beneficiary), or in such other manner as the Board may determine. Distributions in respect of a Participant’s Deferred Cash Account shall be made only in cash.

(ii)	Death. If a Participant ceases to serve as a director due to death or dies prior to distribution of all amounts from his or her Deferral Account, the Company shall make a single lump-sum distribution to the Participant’s Beneficiary. Any such distribution shall be made on the 60th day following formal notification to the Company of the Participant’s death.

(iii)	Unforeseeable Emergency and Other Payments. Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Board determines that the Participant has had an Unforeseeable Emergency as defined in Section 12(k)(i)(E)(3), the Board shall direct the payment to the Participant of all or a portion of the balance of a Deferral Account (to the extent of then vested amounts) in accordance with Section 12(k)(i)(D)(1).

(iv)	Change in Control. In the event of a Change in Control which also constitutes a 409A Ownership/Control Change, payments in settlement of any Deferral Account (including a Deferral Account with respect to which one or more installment payments have previously been made) shall be made on the date fifteen (15) business days following such 409A Ownership/Control Change.
     9. Certain Provisions Applicable To Awards.
     (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award or the value of any other right to payment surrendered by the Participant may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award. This Section 9(a) shall be subject to Section 12(e) (including the limitation on repricing) and subject to Section 12(k).
     (b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 and other applicable provisions of the Plan.
     (c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Section 12(k)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Section 12(k). Subject to Section 12(k), installment or deferred payments may be required by the Committee (subject to Section 12(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an Unforeseeable Emergency as defined in Section 12(k)(i)(E)(3), in accordance with Section 12(k)(i)(D)(1) .
     (d) Limitation on Vesting of Certain Awards. Subject to Section 8, Restricted Stock will vest over a minimum period of three years except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances. The foregoing notwithstanding, (i) Restricted Stock as to which either the grant or vesting is based on, among other things, the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances, and (ii) up to 5% of the shares of Stock authorized under the Plan may be granted as Restricted Stock without any minimum vesting requirements. For purposes of this Section 9(d), (i) a performance period that precedes the grant of the Restricted Stock will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.
     10. Change in Control.
     (a) Effect of “Change in Control” on Non-Performance Based Awards. For awards granted on or before December 31, 2008, in the event of a “Change in Control,” the following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 10(b), unless otherwise provided by the Committee in the Award document:

(i)	In the case of Non-409A Awards:
(A)	All forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to vesting or other conditions, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 12(a);

(B)	Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant other than a termination for Cause, subject only to applicable restrictions set forth in Section 12(a); and

(C)	The Committee may, in its discretion, during the 60-day period immediately following the Change in Control, cancel an outstanding Option or SAR or permit the Participant to elect to surrender the outstanding Option or SAR in exchange for a cash payment equal to the excess of the Fair Market Value of a share at the cancellation date over the exercise price of such Option or grant price of such SAR, multiplied by the number of shares of Stock covered by such Option or SAR, and, with respect to other types of Awards denominated in shares, to cancel such an Award or permit the Participant to elect to surrender the Award in exchange for a cash payment equal to the Fair Market Value of a share at the surrender date multiplied by the number of shares of Stock covered by such Award.
(ii)	In the case of 409A Awards, if and to the extent permitted under Code Section 409A (for this purpose, if Section 409A would permit any of the following events to occur following a 409A Ownership/Control Change but not otherwise, such event shall occur only in the case of a 409A Ownership/Control Change):
(A)	All deferral of settlement, forfeiture conditions and other restrictions applicable to an unvested Award granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant (if permitted under Section 409A) and subject to applicable restrictions set forth in Sections 12(a) and 12(k);

(B)	Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant other than a termination for Cause, subject only to applicable restrictions set forth in Sections 12(a) and 12(k); and

(C)	The Committee may, in its discretion, during the 60-day period immediately following the Change in Control, provide for the cancellation of an outstanding 409A Award or permit the Participant to elect to surrender the outstanding 409A Award in exchange for a cash payment or a right to a cash payment at the cancellation date equal to the excess of the Change in Control Price or the fair market value of Stock over the exercise price or grant price of such 409A Award, if any, multiplied by the number of shares of Stock covered by such 409A Award, provided that any such transaction shall change the distribution date for the Award only if such change is permitted under Code Section 409A, and provided further that the Change in Control Price may be used only if doing so does not result in an impermissible change to a deferral under Code Section 409A.
For Awards granted on or after January 1, 2009, the rights described in this Section 10(a) shall only apply if and to the extent expressly provided for by the Committee in the Award document governing such Award or other agreement with the Participant.
     (b) Effect of “Change in Control” on Performance-Based Awards. In the event of a “Change in Control,” with respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions shall be deemed to be met or exceeded if and to the extent so provided by the Committee in the Award document governing such Award or other agreement with the Participant, to the maximum extent permitted under Section 409A in the case of 409A Awards.
     (c) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:
(i)	Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “20% Beneficial Owner.” For purposes of this provision, a “20% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding voting securities; provided that the term “20% Beneficial Owner” shall not include any person who, at all times following such an acquisition of securities, remains eligible to file a Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act, or remains exempt from filing a Schedule 13D under Section 13(d)(6)(b) of the Exchange Act, with respect to all classes of Company voting securities; and provided further, that a person who is a “Purchaser” as defined in Amendment No. 2, dated as of September 21, 2002, to the Rights Agreement, dated as of October 27, 1998, as amended through the Effective Date, by and between the Company and The Bank of New York, as successor Rights Agent (the “Rights Agreement”), or who acquires beneficial ownership of Stock from a “Purchaser” as a result of a transfer of Preferred Shares and/or Warrants pursuant to and in accordance with Section 4.10 of the Preferred Stock and Warrant Purchase Agreement, dated as of September 21, 2002, shall not be deemed a 20% Beneficial Owner hereunder unless such person constitutes an “Acquiring Person” under the Rights Agreement as in effect at the Effective Date;

(ii)	During any period of two consecutive years commencing on or after the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof;

(iii)	The shareholders of the Company have approved a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 60% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or a subsidiary thereof; and provided further, that, if consummation of the corporate transaction referred to in this Section 10(c)(iii) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied;

(iv)	The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect); provided that, if consummation of the transaction referred to in this Section 10(c)(iv) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied; and

(v)	any other event which the Board of Directors of the Company determines shall constitute a Change in Control for purposes of this Plan.
     (d) Definition of “409A Ownership/Control Change.” A “409A Ownership/Control Change” shall be deemed to have occurred if a Change in Control occurs in connection with which there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

     (e) Definition of “Change in Control Price.” The “Change in Control Price” means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Company, or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.
     (f) Termination of Employment After Change in Control Negotiations Have Commenced. To the extent an Award document or other agreement with a Participant provides for additional rights or benefits with respect to an Award in the event of termination of Participant’s employment within a fixed period following a Change in Control, a termination of a Participant’s employment by the Company without Cause after the commencement of negotiations with a potential acquirer or business combination partner will be deemed to constitute such a termination if such negotiations result in a transaction constituting a Change in Control within 24 months of the commencement date of such negotiations; provided, however, that in the case of a 409A Award, a Participant’s termination will only be deemed to be a termination of employment in connection with a Change in Control if such Change in Control also constitutes a 409A Ownership / Control Change.
     11. Additional Award Forfeiture Provisions.
     (a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted hereunder, other than Awards granted to non-employee directors, shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 11(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:
(i)	The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant and otherwise is not forfeitable in the event of any termination of service of the Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)	The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award (regardless of any elective deferral) that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section, the term “Award Gain” shall mean (i), in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

     (b) Events Triggering Forfeiture. The forfeitures specified in Section 11(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate and resulting in his or her termination of employment, or during the one-year period following termination of such employment:
(i)	The Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces any customer or supplier of the Company or a subsidiary or affiliate, or a telephone company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 11(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii)	The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii)	The Participant fails to cooperate with the Company or any subsidiary or affiliate in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested.
     (c) Plan Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 11 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 11(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 11(a) and 11(b).
     (d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.
     12. General Provisions.
     (a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 12(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.
     (b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
     (c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization,

forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate and, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including the number of shares available in Pool 1 and Pool 2, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 and Section 8 , (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option or SAR. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under the Plan to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.
     (d) Tax Provisions.
(i)	Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company.

(ii)	Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)	Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.
     (e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant). Without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange. With regard to other terms of Awards, the Committee shall have no authority to waive or modify any such Award term after the Award has been granted to the extent the waived or modified term would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.
     (f) Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 11(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 12(f). With respect to any amount that constitutes a deferral of compensation, the Company may implement a setoff under this provision only at such time as the deferred compensation otherwise would be distributable to the Participant (i.e., the settlement date for such deferred compensation).
     (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
     (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.
     (i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
     (j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.
     (k) Certain Limitations on Awards to Ensure Compliance with Section 409A.
(i)	409A Awards and Deferrals. Other provisions of the Plan notwithstanding, the terms of any 409A Award, including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. The following rules will apply to 409A Awards:
(A)	Elections. If a Participant is permitted to elect to defer compensation and in lieu thereof receive an Award, or is permitted to elect to defer any payment under an Award, such election will be permitted only at times in compliance with Section 409A (including transition rules thereunder). Such election shall be made in accordance with Exhibit A hereto;

(B)	Changes in Distribution Terms. The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Section 409A) in accordance with, and to the fullest extent permitted by, applicable guidance of the Internal Revenue Service (including Proposed Treasury Regulation § 1.409A, Preamble § XI.C and IRS Notice 2005-1), and otherwise in accordance with Section 409A and regulations thereunder. The General Counsel of the Company is authorized to modify any such outstanding Awards to permit election of different deferral periods provided that any such modifications may not otherwise increase the benefits to Participants or the costs of such Awards to the Company. Other provisions of this Plan notwithstanding, changes to distribution timing resulting from amendments to this Plan or changes in Participant elections in 2008 shall not have the affect of accelerating distributions into 2008 or causing distributions that otherwise would have occurred in 2008 to be deferred until a year after 2008;

(C)	Exercise and Distribution. Except as provided in Section 12(k)(i)(D) hereof, no 409A Award shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Award and otherwise meet the requirements of Treasury Regulation § 1.409A-3:
(1)	Specified Time. A specified time or a fixed schedule;

(2)	Separation from Service. The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “specified employee” under Treasury Regulation § 1.409A-1(i), settlement under Section 12(k)(i)(C)(2) shall instead occur at the expiration of the six-month period following separation from service under Section 409A(a)(2)(B)(i). During such six-month delay period, no acceleration of settlement may occur, except (1) acceleration shall occur in the event of death of the Participant, (2), if the distribution date was specified as the earlier of separation from service or a fixed date and the fixed date falls within the delay period, the distribution shall be triggered by the fixed date, and (3) acceleration may be permitted otherwise if and to the extent permitted under Section 409A. In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period. With respect to any 409A Award, a reference in any agreement or other governing document to a “termination,” “termination of employment,” “separation” or similar term which triggers a distribution shall be deemed to mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h);

(3)	Death. Unless a specific time otherwise is stated for payment of a 409A Award upon death, such payment shall occur in the calendar year in which falls the 30th day after death;

(4)	Disability. The date the Participant has experienced a 409A Disability (as defined below); and

(5)	409A Change in Control. The occurrence of a 409A Change in Control (as defined below).
(D)	No Acceleration. The exercise or distribution of a 409A Award may not be accelerated prior to the time specified in accordance with Section 12(k)(i)(C) hereof, except in the case of one of the following events:
(1)	Unforeseeable Emergency. The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

(2)	Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(3)	Conflicts of Interest. Such 409A Award may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

(4)	Change. The Committee may exercise the discretionary right to accelerate the lapse of the substantial risk of forfeiture of any unvested compensation deemed to be a 409A Award upon a 409A Change in Control or to terminate the Plan upon or within 12 months after a 409A Change in Control, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Award in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).

(E)	Definitions. For purposes of this Section 12(k), the following terms shall be defined as set forth below:
(1)	“409A Change in Control” shall be deemed to have occurred if, in connection with a Change in Control (or any other event defined as a change in control relating to a 409A Award under any applicable Company document), there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

(2)	“409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

(3)	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).
(F)	Time of Distribution. In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made within 60 days after the date at which the settlement of the Award is specified to occur. In the case of any distribution of a 409A Award during a specified period following a settlement date, the maximum period shall be 90 days, and the Participant shall have no influence (other than permitted deferral elections) on any determination as to the tax year in which the distribution will be made during any period in which a distribution may be made;

(G)	Determination of “Specified Employee.” For purposes of a distribution under Section 12(k)(i)(C)(2), status of a Participant as a “specified employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

(H)	Non-Transferability. The provisions of Section 12(b) notwithstanding, no 409A Award or right relating thereto shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or creditors of the Participant’s Beneficiary.

(I)	Limitation on Setoffs. If the Company has a right of setoff that could apply to a 409A Award, such right may only be exercised at the time the 409A Award would have been distributed to the Participant or his or her Beneficiary.

(J)	409A Rules Do Not Constitute Waiver of Other Restrictions. The rules applicable to 409A Awards under this Section 12(k)(i) constitute further restrictions on terms of Awards set forth elsewhere in this Plan.
(ii)	Separate Payments. Unless otherwise specified in the applicable Award agreement, each vesting tranche of an Award shall be deemed to be a separate payment for purposes of Code Section 409A, and any portion of a vesting tranche that would vest on a pro rata basis in the event of a separation from service on December 31 of a given year, and the remaining portion of such vesting tranche that would not so vest, each shall be deemed to be a separate payment for purposes of Code Section 409A.

(iii)	Distributions Upon Vesting. In the case of any Non-409A Award providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution (compliant with Section 409A) is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the substantial risk of forfeiture lapsed, and if a determination is to be made promptly following the end of a calendar-year performance year then the determination of the level of achievement of performance and the distribution shall be made between January 1 and March 15 of the year following the performance year. In all cases, the Participant shall have no influence (aside from any permitted deferral election) on any determination as to the tax year in which the distribution will be made.

(iv)	Limitation on Adjustments. Any adjustment under Section 12(c) shall be implemented in a way that complies with applicable requirements under Section 409A so that Non- 409A Option/SARs do not, due to the adjustment, become 409A Awards, and otherwise so that no adverse consequences under Section 409A result to Participants.

(v)	Release or Other Termination Agreement. If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a termination of employment, the Company will supply to the Participant a form of such release or other document not later than the date of the Participant’s termination of employment, which must be returned within the minimum time period required by law and must not be revoked by the Participant within the applicable time period for revocation in order for the Participant to satisfy any such condition. If any amount payable during a fixed period following termination of employment is subject to such a requirement and the fixed period would begin in one tax year and end in the next tax year, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action of the Participant including execution of such a release or other document and expiration of any revocation period. In particular, the Company will be entitled in its discretion to deposit any such payment in escrow during either year comprising such fixed period, so that such deposited amount is constructively received and taxable income to the Participant upon deposit but with distribution from such escrow remaining subject to the Participant’s execution and non-revocation of such release or other document.

(vi)	Limit on Authority to Amend. The authority to adopt amendments under Section 12(e) does not include authority to take action by amendment that would have the effect of causing Awards to fail to meet applicable requirements of Section 409A.

(vii)	Scope and Application of this Provision. For purposes of this Section 12(k), references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, Shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.
     (l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.
     (m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the Award otherwise will have appropriate terms that advance the purposes of the Plan. An Award may be modified under this Section 12(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.
     (n) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.
     (o) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
     (p) Plan Effective Date and Termination. The Plan originally became effective on April 26, 2005. The December 31, 2008 amendment and restatement is effective as of that date except to the extent otherwise expressly provided herein. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan (including any amendment and restatement thereof), and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to any outstanding Awards under the Plan.

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